EXHIBIT A
                           (AS OF MAY 6, 2011)


First Trust STOXX European Select Dividend Index Fund
First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund First Trust Dow Jones Global Select Dividend Index Fund
First Trust ISE Global Wind Energy Index Fund
First Trust ISE Global Engineering and Construction Index Fund
First Trust NASDAQ Clean Edge Smart Grid Infrastructure Index Fund First Trust ISE Global Copper Index Fund
First Trust ISE Global Platinum Index Fund
First Trust BICK Index Fund
First Trust NASDAQ CEA Smartphone Index Fund
First Trust NASDAQ Global Auto Index Fund